EXHIBIT 8.1
                                NIXON PEABODY LLP
                                Attorneys at Law
                                 Clinton Square
                              Post Office Box 31051
                         Rochester, New York 14603-31051
                                 (585) 263-1000
                               Fax: (585) 263-1600


                                October 25, 2002



Home Properties of New York, Inc.
850 Clinton Square
Rochester, New York 14604

Ladies and Gentlemen:

         We have acted as counsel to Home Properties of New York, Inc. (the "Company") in connection with certain matters relating to its Registration Statement on Form S-3 (the "Registration Statement") filed today with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 326,517 shares of its common stock, par value $.01 per share ("Common Stock"), which may be issued from time to time to the "Selling Shareholder" named in the prospectus ("Prospectus") forming a portion of the Registration Statement in exchange for units in Home Properties of New York, L.P. (the "Units") held by such Selling Shareholder. This opinion relates to the accuracy of information set forth under the caption "FEDERAL INCOME TAX CONSIDERATIONS" of the Prospectus. All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Registration Statement.

         Based upon our examination of the foregoing items, and subject to the assumptions, exceptions, limitations and qualifications set forth therein, we are of the opinion that the discussion in the Prospectus under the caption "FEDERAL INCOME TAX CONSIDERATIONS" fairly summarizes the federal income tax considerations that are likely to be material to purchasers of the Common Stock who are United States citizens or residents and who are not subject to special treatment under the tax laws.

         Our opinions expressed herein are based upon our interpretation of current provisions of the Code and existing judicial decisions, administrative regulations and published rulings and procedures. Our opinions are not binding upon the Internal Revenue Service or courts and there is no assurance that the Internal Revenue Service will not successfully challenge the conclusions set forth therein. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retrospective basis, would not adversely affect the accuracy of the conclusions state herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.

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         We hereby consent to the reference to us under the caption "LEGAL
MATTERS" in the Registration Statement, and to the filing of this opinion as an Exhibit to the Registration Statement, without implying or admitting that we are experts within the meaning of the Securities Act of 1933, as amended, with respect to any part of the Registration Statement.

         This letter is furnished to the Company and is solely for its benefit. This letter may not be relied upon by any other person or for any other purpose and may not be referred to or quoted from without our prior written consent.

                                     Very truly yours,

                                     /s/Nixon Peabody LLP
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                                     Nixon Peabody LLP